Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: October 27, 2009

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES THIRD QUARTER 2009 RESULTS

•

Tangible common equity ratio increased to 12.1% at September 30, 2009 from 7.8% at June 30, 2009 as a result of approximately $46.7 million in net proceeds from a successful public offering of common stock

•	Solid coverage ratios at September 30, 2009 including an allowance for loan losses to total loans of 3.20% and an allowance for loan losses to nonperforming loans of 70.2%

•	Strong liquidity position at September 30, 2009 including $139 million in cash and cash equivalents

•	Non-maturity deposits (total deposits less certificate of deposit accounts) as of September 30, 2009 increased 9.7% from December 31, 2008 and 13.6% from September 30, 2008

•	Average interest earning assets for the quarter ended September 30, 2009 increased 8.8% from the quarter ended September 30, 2008

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”), today reported net income for the three months ended September 30, 2009 of $312,000 compared to net income of $2.1 million for the quarter ended September 30, 2008. Including preferred stock dividends, the net loss applicable to common shareholders for the quarter ended September 30, 2009 was $18,000, or $0.003 per diluted common share, compared with net income applicable to common shareholders of $2.1 million, or $0.31 per diluted common share for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, the net loss, including preferred stock dividends, applicable to common shareholders was $1.2 million, or $0.17 per diluted common share compared to net income applicable to common shareholders of $6.5 million, or $0.98 per diluted common share for the nine months ended September 30, 2008. The decrease in earnings from the three and nine month periods ended September 30, 2008 is substantially attributable to the increased provision for loan losses.

Mr. Vance commented, “This past quarter was highlighted by our $47 million additional stock offering. We were very pleased with the strong investor interest in our Company. The additional capital, which added to our already healthy capital levels, puts us in a position to take advantage of future growth opportunities. As a result of the offering, our total risk-based capital ratio increased from 14% at the end of the prior quarter to 20% at the end of the current quarter. In addition, our tangible common equity ratio increased from slightly less than 8% in the prior quarter to over 12% at September 30, 2009.”

“We continue to work diligently to promptly identify problem loans and to appropriately reserve for these loans. As a result of charge-offs and additional nonperforming loans in the third quarter, we increased our allowance for loan losses to 3.2% of total loans. Even with the increases in nonperforming loans, we have maintained an allowance for loan losses of over 70% to nonperforming loans. We continue to believe that focusing on these solid coverage ratios is important in these uncertain economic times.”

Mr. Vance concluded, “We have not yet seen sustainable economic growth or real estate value stabilization in our market area, however, we have seen signs that the pace of economic decline is slowing. Inventories for residential homes and lots are decreasing and real estate devaluation appears to be subsiding. As the economy improves, our management team is committed to using our strong capital position and core earnings power to take advantage of opportunities that will increase franchise value.”

The Company’s total assets increased $71.8 million to $1.02 billion at September 30, 2009 from $946.1 million at December 31, 2008, and increased $112.8 million from September 30, 2008. At September 30, 2009, total loans decreased $25.9 million from December 31, 2008 and decreased $29.4 million from September 30, 2008. The decrease in loans during the first nine months of fiscal 2009 was primarily a result of construction loan repayments. Real estate construction loan balances accounted for only 13.7% of total loans and only 7.0% of total loans are within the single-family residential construction sector.

Deposits increased $20.7 million to $845.1 million at September 30, 2009 from $824.5 million at December 31, 2008 and increased $50.1 million from September 30, 2008. Since December 31, 2008, non-maturity deposits (total deposits less certificate of deposit accounts) increased $46.3 million, or 9.7%. As a result, the percentage of certificate of deposit accounts to total deposits decreased to 38.0% at September 30, 2009 from 42.0% at December 31, 2008.

A significant amount of the change in the mix of deposit accounts is a result of the Company reducing its amount of public deposits. In order to comply with new public deposit collateral requirements and reduce the Company’s exposure to uninsured public deposits, management implemented additional measures to manage public deposits. These measures included allowing some public certificate of deposit accounts to run-off and converting others to insured deposit accounts. As a result, total public deposit balances decreased $52 million to $80 million at September 30, 2009 from $132 million at December 31, 2008. The Company’s uninsured public deposit accounts (which are fully collateralized) declined to $2.4 million at September 30, 2009 from $125 million at December 31, 2008.

At September 30, 2009, the Company’s stockholders’ equity to total assets was 15.6% compared to 11.5% at June 30, 2009. In addition, the Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2009 of 15.1%, 18.9% and 20.2%, respectively, as compared to 10.3%, 12.7% and 14.0% at June 30, 2009, respectively. The increase in capital was a result of the September 2009 sale of approximately 4.3 million shares of common stock in a public offering. The shares were sold at $11.50 per share and net proceeds from the offering was approximately $46.7 million.

Net interest income before provision for loan losses was $10.5 million for the quarter ended September 30, 2009 compared to $9.9 million for the quarter ended September 30, 2008, an increase of 6.8%. For the nine months ended September 30, 2009, net interest income before provision for loan losses was $30.9 million compared to $28.3 million for the nine months ended September 30, 2008, an increase of 9.3%. These increases were the result of growth in interest earning assets. Average interest earning assets increased 8.8% to $912.0 million for the quarter ended September 30, 2009 from $838.6 million for the quarter ended September 30, 2008. The net interest margin (net interest income divided by average interest earning assets) was 4.58% for the quarter ended September 30, 2009 compared to 4.66% for the quarter ended September 30, 2008.

The provision for loan losses in the third quarter of 2009 of $4.7 million increased $110,000 from $4.5 million in the second quarter of 2009 and increased $2.9 million from $1.8 million in the prior year quarter ended September 30, 2008. The Company had net charge-offs in the third quarter of 2009 of $3.3 million compared to $988,000 in the second quarter of 2009 and $376,000 in the prior year quarter ended September 30, 2008. The increase in charge-offs was primarily in the single-family residential construction sector. The allowance for loan losses as a percent of total loans increased to 3.20% at September 30, 2009 from 3.02% at June 30, 2009 and 1.56% at September 30, 2008. The increase in the allowance for loan losses was attributable to management’s continuing assessment of the increased risk in the loan portfolio as a result of the current economic environment, which has led to increases in potential problem loans and loan losses. Management continues to see weakness specifically within its residential construction portfolio, as well as some weakness in its commercial business loan portfolio. Management is committed to ongoing and careful review of all existing and new loans to seek to minimize loss exposure.

Nonperforming assets (nonperforming loans plus other real estate owned) at September 30, 2009 were $35.8 million, or 3.52% of total assets, an increase from $23.1 million, or 2.39% of total assets at June 30, 2009 and an increase from $8.5 million, or 0.93% of total assets, at September 30, 2008. The increase during the quarter ended September 30, 2009 was primarily attributable to loans totaling $13.9 million to one residential construction borrower being placed on non-accrual status. At September 30, 2009, the Company’s coverage of allowance for loan losses to nonperforming loans was 70.2%. Management expects the provision for loan losses to continue at high levels until there is measurable improvement in its local economic markets.

Non-interest income was $2.1 million for the three months ended September 30, 2009 compared to $2.3 million for the three months ended September 30, 2008. Non-interest income decreased to $6.4 million for the nine months ended September 30, 2009 from $6.8 million for the same period in 2008. The reduction in income was due substantially to decreased SBA loan sales and lower rental income.

Non-interest expense was $7.6 million for the quarter ended September 30, 2009 compared to $7.3 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, non-interest expense was $23.5 million compared to $22.5 million for the nine months ended September 30, 2008. The variances in non-interest expenses were primarily the result of the following:

•	For the three and nine months ended September 30, 2009, Federal deposit insurance expenses increased $238,000 and $979,000, respectively, from the same periods in the prior year.

•	Impairment loss on securities decreased $996,000 from $1.3 million for the nine months ended September 30, 2008 to $263,000 for the nine months ended September 30, 2009.

•	An assessment attributable to uncollateralized public deposits of a failed bank of $239,000 during the nine months ended September 30, 2009 (included in other expense).

•

For the three and nine months ended September 30, 2009, marketing expense increased $148,000 and $309,000, respectively, from the same periods in the prior year. A significant amount of this increase was the result of the costs associated with a checking account acquisition program.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on October 28, 2009, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1766 a few minutes prior to 11:00 am PDT. The call will be available for replay ending November 11, 2009, by dialing (800) 475-6701 — access code 118467.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that it provides useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2009	June 30, 2008	September 30, 2008
Stockholders’ equity	$158,557	$111,374	$88,807
Less: goodwill and other intangible assets	13,377	13,397	13,456

Tangible equity	145,180	97,977	75,351
Less: preferred stock	23,456	23,426	—

Tangible common equity	$121,724	$74,551	$75,351

Total assets	$1,017,956	$966,763	$905,160
Less: goodwill and other intangible assets	13,377	13,397	13,456

Tangible assets	$1,004,579	$953,366	$891,704

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus supplement, the accompanying prospectus and the incorporated documents; future legislative changes in the TARP Capital Purchase Program; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2009 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	September 30, 2009	December 31, 2008	September 30, 2008
Assets
Cash on hand and in banks	$17,222	$31,478	$20,287
Interest earning deposits	121,850	29,156	765
Investment securities available for sale	60,416	31,922	25,818
Investment securities held to maturity	9,785	12,081	12,983
Loans held for sale	—	304	570
Loans receivable	783,175	808,726	811,964
Less: Allowance for loan losses	(25,052)	(15,423)	(12,628)

Loans receivable, net	758,123	793,303	799,336
Other real estate owned	151	2,031	169
Premises and equipment, net	16,339	15,721	14,604
Federal Home Loan Bank stock	3,566	3,566	3,516
Accrued interest receivable	4,206	4,168	4,528
Prepaid expenses and other assets	12,921	8,979	9,128
Goodwill and other intangible assets	13,377	13,436	13,456

Total assets	$1,017,956	$946,145	$905,160

Liabilities and Stockholders’ Equity
Deposits	$845,147	$824,480	$795,065
Advances from Federal Home Loan Bank	—	—	13,900
Securities sold under agreement to repurchase	9,404	—	—
Other borrowings	—	—	1,657
Accrued expenses and other liabilities	4,848	8,518	5,731

Total liabilities	859,399	832,998	816,353

Preferred stock	23,456	23,367	—
Common stock	73,546	26,546	25,689
Unearned compensation	(292)	(358)	(380)
Retained earnings	61,539	63,240	63,578
Accumulated other comprehensive income (loss), net	308	352	(80)

Total stockholders’ equity	158,557	113,147	88,807

Total liabilities and stockholders’ equity	$1,017,956	$946,145	$905,160

Common stock, shares outstanding	11,050,658	6,699,550	6,693,903

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest income:
Interest and fees on loans	$12,583	$12,637	$13,692	$38,115	$41,366
Taxable interest on investment securities	598	558	425	1,603	1,194
Nontaxable interest on investment securities	63	58	51	176	145
Interest on federal funds sold and interest earning deposits	60	56	14	161	134
Dividends on Federal Home Loan Bank stock	—	—	11	—	31

Total interest income	13,304	13,309	14,193	40,055	42,870

Interest expense:
Deposits	2,753	2,968	4,252	9,084	14,300
Borrowed funds	22	6	85	28	261

Total interest expense	2,775	2,974	4,337	9,112	14,561

Net interest income	10,529	10,335	9,856	30,943	28,309
Provision for loan losses	4,650	4,540	1,760	14,440	2,830

Net interest income after provision for loan losses	5,879	5,795	8,096	16,503	25,479

Non-interest income:
Gain on sales of loans	42	105	112	244	384
Brokered mortgage income	28	53	41	120	193
Service charges on deposits	1,086	1,030	1,059	3,104	3,072
Rental income	37	36	77	109	240
Merchant Visa income	802	769	819	2,254	2,285
Other income	110	279	143	583	597

Total non-interest income	2,105	2,272	2,251	6,414	6,771

Non-interest expense:
Salaries & employee benefits	3,658	3,697	3,658	11,186	11,044
Occupancy and equipment	952	956	954	2,940	2,896
Data processing	433	428	400	1,270	1,170
Marketing	283	234	135	743	434
Merchant Visa	671	633	669	1,869	1,845
Professional services	230	182	169	554	493
State and local taxes	240	260	233	695	710
Impairment loss on securities	29	59	147	263	1,259
Federal deposit insurance	369	751	131	1,266	287
Other expense	747	826	764	2,733	2,378

Total non-interest expense	7,612	8,026	7,260	23,519	22,516

Income (loss) before federal income taxes	372	41	3,087	(602)	9,734
Federal income tax expense (benefit)	60	(50)	1,006	(411)	3,189

Net income (loss)	$312	$91	$2,081	$(191)	$6,545

Dividends accrued and discount accreted on preferred shares	$330	$330	$—	$989	$—

Net income (loss) applicable to common shareholders	$(18)	$(239)	$2,081	$(1,180)	$6,545

Basic earnings/(loss) per common share	$(0.00)	$(0.04)	$0.31	$(0.17)	$0.98
Diluted earnings/(loss) per common share	$(0.00)	$(0.04)	$0.31	$(0.17)	$0.98

Average number of common shares outstanding	7,070,697	6,615,989	6,601,432	6,813,277	6,595,977
Average number of diluted common shares outstanding	7,070,697	6,615,989	6,643,259	6,813,277	6,642,588

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Performance Ratios:
Net interest margin	4.58%	4.59%	4.66%	4.62%	4.56%
Efficiency ratio	60.25%	63.66%	59.97%	62.96%	64.18%
Return on average assets	0.13%	0.04%	0.92%	-0.03%	0.99%
Return on average common equity	-0.08%	-1.07%	9.25%	-1.72%	9.89%

Average Balances:
Average assets	$975,500	$967,781	$898,243	$963,248	$886,608
Average interest earning assets	912,010	903,433	838,617	896,187	828,835
Average total loans	785,596	787,687	806,531	790,523	790,035
Average deposits	841,569	846,377	787,852	838,384	782,825
Average equity	117,635	113,365	89,241	115,006	88,413
Average tangible common equity	80,819	76,559	75,775	78,200	74,927

	As of Period End
	September 30, 2009	June 30, 2009	September 30, 2008
Nonperforming Assets:
Nonaccrual loans by type:
Commercial	$4,362	$2,970	$1,247
Real estate mortgages	676	465	—
Real estate construction	30,644	16,077	6,915
Consumer	—	—	121

Total nonaccrual loans	35,682	19,512	8,283
Restructured loans	—	3,264	—

Total nonperforming loans	35,682	22,776	8,283
Other real estate owned	151	301	169

Nonperforming assets	35,833	23,077	8,452
Allowance for loan losses to:
Total loans	3.20%	3.02%	1.56%
Nonperforming loans	70.21%	104.09%	152.46%
Nonperforming loans to total loans	4.56%	2.90%	1.02%
Nonperforming assets to total assets	3.52%	2.39%	0.93%
Financial Measures:
Book value per common share	$12.23	$13.11	$13.27
Tangible book value per common share	$11.02	$11.11	$11.26
Stockholders’ equity to total assets	15.58%	11.52%	9.81%
Tangible common equity to tangible assets	12.12%	7.82%	8.45%
Tier 1 leverage capital to average assets	15.12%	10.27%	8.53%
Total capital to risk-weighted assets	20.22%	13.99%	10.55%
Loans to deposits ratio	89.70%	90.68%	100.61%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended September 30, 2009			Three months ended September 30, 2008
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$761,475	$12,583	6.56%	$795,093	$13,692	6.85%
Investments:
Taxable	59,027	598	4.02%	31,550	425	5.36%
Nontaxable	7,609	63	3.31%	5,638	51	3.54%
Interest earning deposits	80,333	60	0.30%	2,944	14	1.98%
Federal Home Loan Bank stock	3,566	—	0.00%	3,392	11	1.33%

Total interest earning assets	912,010	13,304	5.79%	838,617	14,193	6.73%
Non-interest earning assets	63,490			59,626

Total assets	$975,500			$898,243

Interest Bearing Liabilities:
Certificates of deposit	$318,146	1,904	2.37%	$335,209	2,762	3.28%
Savings accounts	80,131	176	0.87%	96,363	428	1.77%
Interest bearing demand and money market accounts	321,438	673	0.83%	250,682	1,062	1.69%

Total interest bearing deposits	719,715	2,753	1.52%	682,254	4,252	2.48%
FHLB advances and other borrowings	3	—	1.73%	10,768	85	3.15%
Securities sold under agreement to repurchase	11,675	22	0.75%	—	—	—

Total interest bearing liabilities	731,393	2,775	1.51%	693,022	4,337	2.49%
Non-interest bearing deposits	121,854			105,598
Other non-interest bearing liabilities	4,618			5,382
Stockholders’ equity	117,635			89,241

Total liabilities & stockholders’ equity	$975,500			$893,243

Net interest income		$10,529			$9,856

Net interest spread			4.28%			4.24%
Net interest margin			4.58%			4.66%
Average interest earning assets to average interest bearing liabilities			124.69%			121.01%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	September 30, 2009		December 31, 2008		September 30, 2008
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$443,553	56.6%	$443,821	54.9%	$445,948	54.9%
Real estate mortgages:
One to four family residential	53,686	6.9%	57,535	7.1%	57,727	7.1%
Five or more family residential and commercial real estate	158,670	20.2%	157,542	19.5%	160,879	19.8%

Total real estate mortgages	212,356	27.1%	215,077	26.6%	218,606	26.9%
Real estate construction:
One to four family residential	54,863	7.0%	71,159	8.8%	77,790	9.6%
Five or more family residential and commercial real estate	52,057	6.7%	59,572	7.3%	52,009	6.4%

Total real estate construction	106,920	13.7%	130,731	16.1%	129,799	16.0%
Consumer	21,973	2.8%	21,255	2.6%	20,106	2.4%

Gross loans	784,802	100.2%	810,884	100.2%	814,459	100.2%
Deferred loan fees	(1,627)	-0.2%	(1,854)	-0.2%	(1,926)	-0.2%

Total loans	$783,175	100.0%	$809,030	100.0%	$812,533	100.0%

Deposit Composition
Non-interest demand deposits	$122,062	14.4%	$115,551	14.0%	$108,844	13.7%
NOW accounts	206,361	24.4%	122,104	14.8%	123,534	15.5%
Money market accounts	117,286	13.9%	141,716	17.2%	130,166	16.4%
Savings accounts	78,672	9.3%	98,715	12.0%	98,931	12.4%

Total non-maturity deposits	524,381	62.0%	478,086	58.0%	461,475	58.0%
Certificate of deposit accounts	320,766	38.0%	346,394	42.0%	333,590	42.0%

Total deposits	$845,147	100.0%	$824,480	100.0%	$795,065	100.0%